EXHIBIT 99.1

Friday January 28, 7:00 am Eastern Time

Company Press Release

SOURCE: eGlobe, Inc.
eGlobe, Inc. Completes $15 Million Financing
WASHINGTON, Jan. 28 /PRNewswire/ -- eGlobe, Inc. (Nasdaq: EGLO - NEWS) today announced that a fund managed by Rose Glen Capital Management, L.P. has invested $15 million in a private placement of preferred stock. The preferred stock is convertible into eGlobe common stock with an initial conversion price of $12.04 per common share (120% of the five-day average price prior to closing). Rose Glen is an asset management firm which makes direct investments in publicly-traded companies with promising growth potential and superior management. The firm has made similar investments over the last few years in companies such as CMGI, Inc., Geron Corporation, Lernout & Hauspie Speech Products N.V. and Softnet Systems, Inc.

Under the terms of the agreement, the Series P Convertible Preferred Stock carries an effective annual interest rate of 5%. Three years from closing, in January 2003, any outstanding preferred stock automatically converts to common. Under certain circumstances, the $12.04 conversion price is subject to downward adjustment based on the market price of the Company's stock at the time of conversion.

Under certain conditions, the Series P Convertible Preferred Stock is subject to forced conversion or redemption at the option of the Company. eGlobe also issued warrants to acquire 375,000 shares of eGlobe's common stock at an exercise price of $12.04.

Christopher Vizas, eGlobe's Chief Executive Officer, commented, "We are in a very exciting industry and this financing will allow us to continue the development of enhanced IP services and the expansion of our global IP network. The financing was completed in line with our current stock price levels and gives eGlobe the flexibility to raise further capital in fiscal 2000. With the upcoming merger with TransGlobal, eGlobe is positioned to be the leading enabler of global enhanced Internet Protocol Services."

About eGlobe

eGlobe is a leading global enabler of enhanced Internet Protocol Services for the world's telephone companies and Internet Service Providers. eGlobe's services include: Voice over IP, telephone portal and unified messaging services. Through its World Direct network, eGlobe originates traffic in more than 90 territories and countries and terminates anywhere in the world. eGlobe provides its services principally to large national telecommunications companies, to ISPs and portals, and to financial institutions.

Certain statements in this news release are "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statement. Factors that impact such forward looking statements include, among others, the ability of the Company to attract additional business, the ability of the Company to successfully integrate acquisitions and mergers, complete software development and offer new products, changes in expectations regarding restructurings, including tax liabilities and reductions in cost, possible changes in collections of accounts receivable, risks of competition, price and margin trends, changes in worldwide general economic conditions, changes in interest rates, currency rates and worldwide competition.